Exhibit 99.1

R1 Announces Agreement to Acquire SCI Solutions, a Leading Provider of Digital Patient Engagement Solutions
Acquisition adds robust digital front door capabilities to R1’s technology platform, enabling healthcare providers to automate ordering, scheduling, and authorization processes
CHICAGO - January 13, 2020 - R1 RCM Inc. (NASDAQ:RCM), a leader in technology-enabled revenue cycle management (RCM) services to healthcare providers, today announced a definitive agreement to acquire SCI Solutions, Inc. (SCI), a leading provider of SaaS-based scheduling and patient access solutions, for approximately $190 million in cash.
SCI’s platform streamlines the patient and provider experience, creating efficient care networks where health systems’ capacity is digitally and conveniently accessible to all market constituents. With consumer self-scheduling and provider order facilitation, SCI’s EHR-agnostic patient access and care coordination solutions support more than 94,000 providers and 1,200 sites of care that comprise $225B of potential net patient revenue across the country.
R1 expects to deliver enhanced value for its customers by enabling providers to expand digital front door strategies for their patients, improve operating efficiency, and increase capacity utilization, among other benefits. SCI’s digital patient experience platform allows patients to search for physicians, schedule appointments and complete their onboarding across all care settings, resulting in an improved experience for patients and streamlined workflows for patient scheduling and access teams.
“Patient scheduling is a critical component of the revenue cycle process, and yet is too often a major pain point for referring providers and health systems,” said Joe Flanagan, President and CEO of R1. “With SCI’s capabilities integrated into our leading revenue cycle solution, we believe that R1 offers our customers the broadest and deepest tech-enabled patient intake solution available. We look forward to welcoming the SCI team to R1.”
“R1 and SCI share a common vision of improving the patient experience in healthcare and reducing the administrative burden on providers,” said Joel French, CEO of SCI Solutions. “By leveraging R1’s deep operating experience, leading revenue cycle tools and scale in the industry, SCI’s potential to meaningfully engage consumers at every point in their healthcare journey can be fully realized.”
The transaction is expected to close in the second quarter of 2020, subject to regulatory approval and other closing conditions. R1 intends to fund the transaction with a combination of cash from its balance sheet and debt.
Advisors
MTS Health Partners, L.P. acted as financial advisor, Centerview Partners LLC acted as strategic advisor and Honigman LLP acted as legal advisor to R1. Ziegler acted as financial advisor and Fenwick & West LLP acted as legal advisor to SCI.
About R1 RCM
R1 RCM is a leading provider of technology-enabled RCM services which transform and solve revenue cycle performance challenges across hospitals, health systems and group physician practices. R1’s proven and scalable operating models seamlessly complement a healthcare organization’s infrastructure, quickly driving sustainable improvements to net patient revenue and cash flows while reducing operating costs and enhancing the patient experience. To learn more, visit: r1rcm.com.
About SCI Solutions
SCI Solutions improves the health of the health system by operating the industry’s largest EHR-agnostic care coordination marketplace, enabling patients, health plans, referring providers and rendering provider facilities to securely navigate, communicate and transact digitally in more than 400 geographic markets. With its digital engagement solutions, SCI enables health enterprises to offer a consumer-friendly digital front door, giving patients and their providers improved choice and convenience. As a result, health enterprises reduce administrative costs, increase outpatient revenue, and benefit from enhanced patient and referring physician loyalty. For more information, visit scisolutions.com.
Forward Looking Statements
This press release includes statements that may constitute “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In particular, statements about future events and relationships, plans, future growth future performance, including statements about the proposed acquisition of SCI, the anticipated benefits of the proposed acquisition of SCI, and the expected timing of the proposed acquisition of SCI, are forward-looking statements. These statements are often identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “designed,” “may,” “plan,” “predict,” “project,” “would” and similar expressions or variations, although not all forward-looking statements contain these identifying words. We have based these forward-looking statements on our current expectations and projections about future events as of the date hereof and any forward-looking statements contained herein should not be relied upon as representing our views as of any subsequent date. Subsequent events and developments, including actual results or changes in our assumptions, may cause our views to change. While we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections, or expectations prove incorrect, actual results, performance, financial condition, or events may vary materially and adversely from those anticipated, estimated, or expected. Our actual results and outcomes could differ materially from those included in these forward-looking statements as a result of various factors, including, but not limited to risks related to the satisfaction of the conditions to closing the acquisition of SCI and the related financing in the anticipated timeframe or at all, risks that the expected benefits from the proposed acquisition of SCI will not be realized or will not be realized within the expected time period, the risk that the businesses will not be integrated successfully, significant transaction costs, unknown or understated liabilities, as well as the factors discussed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2018, our quarterly reports on Form 10-Q and any other periodic reports we file with the Securities and Exchange Commission.

Contacts:
Investor Relations
Atif Rahim
R1 RCM Inc.
312.324.5476
investorrelations@r1rcm.com

Media Relations
Natalie Joslin
678.585.1206
media@r1rcm.com